EXHIBIT 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI

PROFESSIONAL CORPORATION

June 12, 2013

salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, CA 94105

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to salesforce.com, inc., a Delaware corporation (the “Company”), in connection with the registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), of up to 2,090,499 shares of the Company’s Common Stock that are issued and outstanding (the “Shares”) pursuant to the Registration Statement on Form S-3 to be filed on or about June 12, 2013 with the Securities and Exchange Commission (the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be reliable.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that: the Shares are validly issued, fully paid and non-assessable.

We are members of the bar of the State of California. For purposes of this opinion, we do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of California, the Delaware General Corporation Law and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati